Exhibit 99.1

Clovis Oncology Announces First Quarter 2015 Operating Results

  Rociletinib (CO-1686) rolling NDA submission for EGFR-mutant lung cancer expected to commence in June, and complete by July/August
  Launch planning underway for potential late 2015 U.S. launch of rociletinib
  Phase 1/2 rociletinib data published in April 30 issue of the New England Journal of Medicine
  Rucaparib granted Breakthrough Therapy designation in April
  NDA filing for rucaparib planned for treatment of advanced ovarian cancer in 2016
  Oral presentations for rociletinib and rucaparib at ASCO 2015

BOULDER, Colo.--(BUSINESS WIRE)--May 6, 2015--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its quarter ended March 31, 2015, and provided an update on the Company’s clinical development programs for 2015.

“2015 is proving to be a very exciting and important year for us, as we are preparing our near-term regulatory submissions seeking approval in the U.S. and E.U. for rociletinib in advanced EGFR-mutant lung cancer and planning for our first commercial launch by year-end. We are also pleased to have substantially accelerated the development of rucaparib in both mutant BRCA and the broader BRCA-like population for advanced ovarian cancer, with an NDA submission planned for 2016,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “The extremely compelling results for rucaparib to date in mutant BRCA ovarian cancer were also recognized by the FDA, resulting in our second product receiving Breakthrough Therapy designation.”

First Quarter 2015 Financial Results

The Company reported no revenues for the first quarter of 2015, compared to $13.6 million for the first quarter of 2014 which consisted of a milestone payment pursuant to its collaboration and license agreement for lucitanib with Les Laboratoires Servier (Servier), earned as a result of the expiration of the opposition period of a lucitanib European patent.

Research and development expenses totaled $56.8 million for the first quarter of 2015, compared to $24.2 million for the first quarter 2014. The increase in expenses is due to the significantly expanded clinical development activities for rociletinib and rucaparib, increased launch planning activities for rociletinib and increased personnel-related expenses associated with the hiring of additional staff to support the Company’s expanded activities.

General and administrative expenses totaled $6.8 million for the first quarter of 2015, compared to $5.3 million for the first quarter of 2014. The year over year increase is primarily due to higher share-based compensation expense for employees engaged in general and administrative activities and increased facility costs.

Total operating expenses for the first quarter of 2015 were $64.2 million, compared to $42.1 million for the first quarter of 2014. Operating expenses for the first quarter of 2014 are inclusive of $8.4 million acquired in-process research and development expenses associated with milestone payments incurred for rociletinib and lucitanib and $3.4 million of amortization expense of an intangible asset.

Net loss attributable to common shareholders was $63.1 million, or $1.86 per share, for the first quarter of 2015 compared to a net loss of $30.7 million, or $0.91 per share, for the first quarter of 2014. Net loss for the first quarter of 2015 included share-based compensation expense of $8.7 million compared to $4.9 million for the first quarter of 2014.

Clovis had $433.4 million in cash, cash equivalents and available-for-sale securities and approximately 34.1 million outstanding shares of common stock as of March 31, 2015.

2015 Key Milestones and Objectives

Highlights of planned objectives for each product follows:

Rociletinib

Rociletinib is an oral, potent, mutant-selective inhibitor of epidermal growth factor receptor (EGFR) under investigation for the treatment of EGFR-mutated non-small cell lung cancer (NSCLC). Rociletinib targets the activating mutations of EGFR (L858R and Del19), while also inhibiting the dominant acquired resistance mutation, T790M, which develops in approximately 60 percent of patients treated with first- and second-generation EGFR inhibitors.

Initial data from two single-arm studies (TIGER-X and TIGER-2) are expected to serve as the basis of U.S. and E.U. regulatory submissions for rociletinib during 2015. The rolling NDA submission to the FDA for advanced EGFR-mutant NSCLC is expected to commence in June and complete in July or August of 2015.

In addition to TIGER-X, three global registration studies are currently enrolling as part of the TIGER program:

  TIGER-1, a randomized Phase 2/3 study of rociletinib vs. erlotinib in newly diagnosed EGFR mutant lung cancer patients;
  TIGER-2, a single-arm study in second-line patients immediately after progression on their first and only TKI therapy, which includes both T790M-positive and T790M-negative cohorts; and
  TIGER-3, a randomized study of rociletinib vs. chemotherapy in later-line patients progressing on second or later TKI or subsequent chemotherapy, which includes both T790M-positive and T790M-negative cohorts.

The Phase 1 study of rociletinib in Japan has completed enrollment and a Phase 2 study in Japanese patients, agreed upon with Japanese regulatory authorities, is expected to initiate in the second half of 2015. In addition, the Company is exploring combination studies with several targeted therapeutics and checkpoint inhibitors and expects that three of these combinations – with inhibitors of PD-L1, PD-1 and MEK – will initiate during the second half of 2015.

Data from the Phase 1/2 study of rociletinib (TIGER-X) were published in the April 30 edition of the New England Journal of Medicine. The manuscript included data on the 130 patients enrolled as of June 2014; all had received at least one prior line of EGFR TKI therapy. The patient population was heavily pretreated with very advanced disease; the median number of prior therapies was four, and 72 percent of the patients were taking an EGFR TKI at the time of consent. Fifty percent of patients (65/130) had three or more sites of metastatic disease, and 44 percent had a history of brain metastases (57/130). In the forty-six evaluable patients who possessed the T790M mutation and were treated with a therapeutic dose of rociletinib, overall response rate (ORR) was 59 percent, and immature median progression-free survival (PFS) was 13.1 months. In the 17 evaluable patients who tested negative for the T790M mutation and were treated with a therapeutic dose, the ORR was 29 percent and immature median PFS was 5.6 months. Treatment-related adverse events (AEs) were generally infrequent and mild, and the predominant grade 3 AE was hyperglycemia, occurring in 22 percent of patients treated with efficacious doses (n=92). These data continue to mature.

The next update of clinical data from the ongoing TIGER studies will be presented in an oral presentation at the 2015 American Society of Clinical Oncology Annual Meeting.

Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of ovarian cancer, specifically in patients with tumors with BRCA mutations and other DNA repair deficiencies beyond BRCA, commonly referred to as “BRCA-like."

In April, rucaparib was granted Breakthrough Therapy designation by the U.S. FDA as monotherapy treatment of advanced ovarian cancer in patients who have received at least two lines of prior platinum-containing therapy, with BRCA-mutated tumors, inclusive of both germline BRCA (gBRCA) and somatic BRCA (sBRCA) mutations. The Breakthrough Therapy designation was granted based on interim efficacy and safety results from two ongoing Phase 2 studies of rucaparib in ovarian cancer, including a Phase 2 study in women with gBRCA mutations, and the ARIEL2 treatment study. Rucaparib is the only PARP inhibitor and the only drug being developed in advanced ovarian cancer to have been granted Breakthrough Therapy designation.

A clinical data update from the ARIEL2 study presented in March at the 2015 Annual Meeting on Women’s Cancer® demonstrates encouraging activity and safety in women with advanced, platinum-sensitive ovarian cancer with gBRCA and sBRCA mutations. Seventy percent (16/23) of evaluable BRCA-mutant patients achieved a RECIST and/or CA-125 response. Responses were observed in both germline and somatic BRCA-mutant tumors. This is highly consistent with the 25 patients with gBRCA mutations from our Phase 1/2 study with an overall response rate of 76 percent. Combined, these 48 patients from ARIEL2 and the Phase1/2 study show a 73 percent overall response rate.

In addition, the data further demonstrate that Clovis’ proprietary BRCA-like DNA signature, when applied to our partner Foundation Medicine’s HRD test, successfully predicts which ovarian cancer patients respond to rucaparib therapy. In patients with normal BRCA genes, rucaparib activity was substantially higher for those with the prospectively-defined BRCA-like signature versus biomarker negative patients. Forty-eight percent (12/25) of patients with the BRCA-like signature achieved a RECIST and/or CA-125 response. In biomarker negative patients, few responses were observed: eight percent (1/13) of patients achieved a RECIST and/or CA-125 response.

These data also demonstrate that rucaparib is well-tolerated. At the recommended Phase 2 dose of 600mg BID, the most common treatment-related adverse events (AEs) reported in ≥15 percent of all patients (n=121) included nausea, fatigue, transient ALT/AST elevations, dysgeusia, constipation, anemia/low hemoglobin, decreased appetite, vomiting and diarrhea. These events were mostly Grade 1/2; the only common grade 3/4 toxicity was anemia/low hemoglobin.

Enrollment continues for both the ARIEL2 extension and ARIEL3 registration studies. The first part of the global ARIEL2 study, initiated in late 2013, completed enrollment of 206 ovarian cancer patients with relapsed, platinum-sensitive disease in 2014. The single-arm, open-label Phase 2 study is designed to prospectively test molecular features that predict response to rucaparib using DNA sequencing to evaluate each patient’s tumor. ARIEL2 was recently expanded into a registration study (the ARIEL2 extension), which includes an additional approximately 300 women with recurrent disease after at least three prior lines of chemotherapy, and data from this study are planned to serve as the basis of a NDA filing for the treatment of ovarian cancer in 2016.

The global ARIEL3 pivotal study is currently enrolling a total of 540 patients, in a randomized, double-blind Phase 3 study that compares the effects of rucaparib versus placebo. The study evaluates whether maintenance rucaparib treatment in platinum-sensitive, high-grade ovarian cancer patients can extend the period of time for which a response to a prior chemotherapy is maintained. Efficacy is assessed in a pre-specified step-down manner, first in tumor BRCA-mutant patients, then in a larger group of patients with the BRCA-like signature, and finally in all randomized patients. The Company anticipates completing enrollment in the study within the next year.

In addition to the ARIEL program in ovarian cancer, the Company is exploring rucaparib in other solid tumor types with significant BRCA and BRCA-like populations.

The next update of rucaparib clinical data, including outcomes data on the 206 patients in the ARIEL2 treatment study, and the Phase 2 study in patients with germline BRCA mutations, will be presented in an oral presentation and poster presentation, respectively, at the 2015 American Society of Clinical Oncology Annual Meeting.

Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 through 3 (FGFR1-3), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with its development partner Les Laboratoires Servier (Servier) on the global clinical development of lucitanib outside of China, initially targeting solid tumors with FGFR pathway activation, including breast and lung cancers.

A broad Phase 2 program is underway to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced lung cancer with FGFR1 amplification, both of which are currently enrolling patients. In parallel with these Clovis-sponsored studies, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy. The Company anticipates initial data from its breast cancer study by year-end 2015.

Conference Call Details

Clovis will hold a conference call to discuss first quarter 2015 results this afternoon, May 6, at 4:30 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.489.9022, International participants 678.509.7575, conference ID: 37184764.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Revenues:
License and milestone revenue	$-	$13,625

Operating expenses:
Research and development	56,750	24,151
General and administrative	6,751	5,320
Acquired in-process research and development	-	8,406
Amortization of intangible asset	-	3,409
Accretion of contingent purchase consideration	724	822
Total expenses	64,225	42,108

Operating loss	(64,225)	(28,483)

Other income (expense):
Interest expense	(2,075)	-
Foreign currency gains (losses)	3,247	(60)
Other income (expense)	11	(46)
Other income (expense), net	1,183	(106)

Loss before income taxes	(63,042)	(28,589)
Income tax expense	(102)	(2,129)
Net loss	$(63,144)	$(30,718)

Basic and diluted net loss per common share	$(1.86)	$(0.91)

Basic and diluted weighted average common shares outstanding	34,011	33,820

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31, 2015	December 31, 2014

Cash and cash equivalents	$291,542	$482,677
Available-for-sale securities	141,833	-
Working capital	386,020	443,400
Total assets	704,709	786,206
Convertible senior notes	287,500	287,500
Common stock and additional paid-in capital	795,053	785,123
Total stockholders' equity	252,589	331,630

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com